Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 9, 2016 (September 16, 2016 as to the agreement and plan of merger discussed in Note 1) relating to the financial statement of Fulgent Genetics, Inc., which appears in the Company’s Prospectus filed on September 28, 2016 pursuant to Rule 424(b) of the Securities Act (Registration Statement No. 333-213469).

/s/ Deloitte & Touche LLP

Los Angeles, California

September 30, 2016